PROSPECTUS SUPPLEMENT (To Prospectus Dated September 1, 2011 and Prospectus Supplement Dated September 1, 2011)	Filed pursuant to Rule 424(b)(5) Registration No. 333-176616

UDR, INC.

Common Stock

Pursuant to the ATM Equity OfferingSM* sales agreement dated September 1, 2011, entered into between us and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC, or the Agents, which was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2011 and is incorporated herein by reference, we sold 578,299 shares of our common stock, par value $0.01 per share, through the Agents, acting as sales agents or principals, between July 7, 2011 and November 2, 2011, at an average sales price of $25.78 per share, for aggregate gross proceeds of approximately $14,906,004. Our aggregate net proceeds from such sales were approximately $14,607,597, after deducting related expenses, including commissions to the Agents of approximately $298,120, and SEC fees of $286.

Our common stock is listed and trades on the New York Stock Exchange, or NYSE, under the symbol “UDR.” The last reported sale price of our common stock on the NYSE on November 3, 2011 was $24.88 per share.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated September 1, 2011 and the prospectus supplement dated September 1, 2011.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement dated September 1, 2011 and on page 3 of the accompanying prospectus dated September 1, 2011, and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BofA Merrill Lynch	Citigroup	Credit Suisse	J.P. Morgan

The date of this prospectus supplement is November 3, 2011.

*ATM Equity Offering is a service mark of Merrill Lynch & Co., Inc.